Exhibit 10.1

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED <<date>>

<<NAME>>

Pursuant to the terms and conditions of the Celanese Corporation 2009 Global Incentive Plan, you have been awarded Performance-Based Restricted Stock Units, subject to the restrictions described in this Agreement:

Performance RSU Target Award

<<Target Units>> Units

This grant is made pursuant to the Performance-Based Restricted Stock Unit Award Agreement dated as of <<date>>, between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
This Performance-Based Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into as of <<date>> (the “Grant Date”), by and between Celanese Corporation, a Delaware corporation (the “Company”), and <<NAME>> (the “Participant”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the “2009 Plan”).
1.Performance RSU Award: In order to encourage Participant’s contribution to the successful performance of the Company, the Company hereby grants to Participant as of the Grant Date, pursuant to the terms of the 2009 Plan and this Agreement, an award (the “Award”) of <<# Units>> performance-based Restricted Stock Units (“Performance RSUs”) representing the right to receive, subject to the attainment of the performance goals set forth in Appendix A, the number of Common Shares to be determined in accordance with the formula set forth in Appendix A. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2009 Plan.
2.    Performance-Based Adjustment and Vesting:
(a)    Subject to Section 3 and Section 6 of this Agreement, the Performance RSUs are subject to adjustment for performance during the Performance Period in accordance with the performance measures, targets and methodology set forth in Appendix A. The number of Performance RSUs determined after the Performance Period based on such performance are referred to as the “Performance-Adjusted RSUs.”
(b)    Subject to Section 3 and Section 6 of this Agreement, the Performance-Adjusted RSUs shall vest fifty percent (50%) on February 1, 2015 and fifty percent (50%) on January 1, 2016 (each, a “Vesting Date”). Each period between the Grant Date and a Vesting Date shall be referred to as a “Vesting Period.”
3.    Effects of Certain Events:
(a)    If the Participant’s employment with the Company is terminated by the Company without Cause or due to the Participant’s Retirement prior to the final Vesting Date, then:
(i) in all such cases the Performance RSUs shall remain subject to adjustment for performance as provided in Section 2(a) above, including if such termination of employment occurs during the Performance Period; and
(ii) a prorated number of the Performance-Adjusted RSUs will vest on each Vesting Date that occurs after such termination of employment in an amount equal to (x) the unvested Performance-Adjusted RSUs in each applicable Vesting Period multiplied by (y) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number.

Such prorated Performance-Adjusted RSUs will be settled following the applicable Vesting Date(s) in accordance with the provisions of Section 4, subject to any applicable taxes under Section 7 upon such vesting and settlement. The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment. To the extent permitted by applicable country, state or province law, as consideration for the vesting provisions upon Retirement contained in this Section 3(a), upon Retirement, the Participant shall enter into a departure and general release of claims agreement with the Company that includes two-year noncompetition and non-solicitation covenants in a form acceptable to the Company.
(b)    If the Participant’s employment with the Company is terminated due to the Participant’s death or Disability prior to the final Vesting Date, then a prorated number of Performance RSUs will vest in an amount equal to:
(i) either (x) the Target number of Performance RSUs granted hereby if such termination of employment occurs prior to the first Settlement Date following the first Vesting Date as set forth in Section 4 below, or (y) the number of Performance-Adjusted RSUs if such termination of employment occurs after such Settlement Date, in either case multiplied by
(ii) a fraction, the numerator of which is the number of complete and partial calendar months from the Grant Date to the date of termination, and the denominator of which is the number of complete and partial calendar months in each applicable Vesting Period, such product to be rounded up to the nearest whole number.
The prorated number of Performance RSUs shall immediately vest and a number of Common Shares equal to such prorated number of Performance RSUs shall be delivered to the Participant or beneficiary within thirty (30) days following the date of termination, subject to the provisions of Section 7. The remaining portion of the Award shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment for death or Disability.
(c)    Upon the termination of a Participant’s employment with the Company for any other reason prior to the final Vesting Date, the portion of the Award that shall not have been vested shall be immediately forfeited and cancelled without consideration as of the date of the Participant’s termination of employment.
4.    Settlement of Performance RSUs: The Committee shall determine the Performance-Adjusted RSUs as soon as administratively practicable following the computation of the Company’s performance during the Performance Period (but not later than 2 ½ months after the first Vesting Date). The date of such determination is referred to as the “Performance Certification Date.” Subject to Sections 2, 3, 5, 6 and 7 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage firm or plan administrator) as soon as administratively practicable after each Vesting Date (but in no event later than 2 ½ months after such Vesting Date, and not before the Performance Certification Date in connection with the first Vesting Date), in complete settlement of the Performance RSUs vesting on such Vesting Date, a number of Common Shares equal to fifty percent (50%) of the Performance-Adjusted RSUs determined in accordance with this Agreement. The date that Common Shares are delivered to the Participant following a Vesting Date is referred to as a “Settlement Date.”
5.    Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Performance RSUs have vested and Common Shares have been delivered pursuant to this Agreement.

6.    Change in Control; Dissolution:
(a)    Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unvested Performance RSUs granted pursuant to this Agreement that have not previously been forfeited:
(i)    If (i) a Participant’s rights to the unvested portion of the Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant’s employment is terminated by the Company (or its successor) without Cause within two years following the Change in Control, then Performance RSUs in an amount equal to the Target number of Performance RSUs granted hereby (or, as applicable, the substitute award) shall immediately vest and a number of Common Shares equal to the number of such Target Performance RSUs shall be delivered to the Participant within thirty (30) days following the date of termination, subject to the provisions of Section 7.
(ii)    If a Participant’s right to the unvested portion of the Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 6(a)(i) above, then upon the occurrence of a Change in Control, the Target number of Performance RSUs granted hereby shall immediately vest and a number of Common Shares equal to the number of such Target Performance RSUs shall be delivered to the Participant within thirty (30) days following the occurrence of the Change in Control, subject to the provisions of Section 7.
(b)    Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any Performance RSUs granted pursuant to this Agreement that have not previously been forfeited shall immediately become Common Shares and shall be delivered to the Participant within thirty (30) days following such dissolution.
7.    Income and Other Taxes: The Company shall not deliver Common Shares in respect of any Performance RSUs unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations for U.S. federal, state, and local income taxes (or the foreign counterpart thereof) and applicable employment taxes. Unless otherwise permitted by the Committee, withholding shall be effected at the minimum statutory rates by withholding Performance RSUs in connection with the vesting and/or settlement of Performance RSUs. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the vesting or delivery of Common Shares in respect of any Performance RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages). The Participant acknowledges and agrees that amounts withheld by the Company for taxes may be less than amounts actually owed for taxes by the Participant in respect of the Award. Any vested Performance RSUs shall be reflected in the Company’s records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant’s satisfaction of his or her withholding tax obligations.
8.    Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting or settlement of the Performance RSUs, including without limitation (a) restrictions under an insider trading policy, and (b)

restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the vesting or settlement of the Performance RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2009 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.
9.    Non-Transferability of Award: The Performance RSUs, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant’s death.
10.    Other Agreements: Subject to Sections 10(a) and 10(b) of this Agreement, this Agreement and the 2009 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.
(a)    The Participant acknowledges that as a condition to the receipt of the Award, the Participant:
(1)    shall have delivered to the Company an executed copy of this Agreement;
(2)    shall be subject to the Company’s stock ownership guidelines, to the extent applicable to the Participant;
(3)    shall be subject to policies and agreements adopted by the Company from time to time, and applicable laws and regulations, requiring the repayment by the Participant of incentive compensation under certain circumstances, without any further act or deed or consent of the Participant; and
(4)    shall have delivered to the Company an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion). For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions, restrictions and provisions regarding one or more of (i) noncompetition by the Participant with the Company, and its customers and clients; (ii) nonsolicitation and non-hiring by the Participant of the Company’s employees, former employees or consultants; (iii) maintenance of confidentiality of the Company’s and/or clients’ information, including intellectual property; (iv) nondisparagement of the Company; and (v) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
(b)    If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.

11.    Not a Contract for Employment; No Acquired Rights; Agreement Changes: Nothing in the 2009 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company's employ or service nor limit in any way the Company's right to terminate the Participant's employment at any time for any reason. The grant of Performance RSUs hereunder, and any future grant of awards to the Participant under the 2009 Plan, is entirely voluntary and at the complete and sole discretion of the Company. Neither the grant of these Performance RSUs nor any future grant of awards by the Company shall be deemed to create any obligation to grant any further awards, whether or not such a reservation is expressly stated at the time of such grants. The Company has the right, at any time and for any reason, to amend, suspend or terminate the 2009 Plan; provided, however, that no such amendment, suspension, or termination shall adversely affect the Participant’s rights hereunder.
12.    Severability: In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
13.    Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
14.    Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
15.    Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the 2009 Plan, and the Award via electronic mail, the Company’s or a plan administrator’s web site, or other means of electronic delivery.
16.    Personal Data: By accepting the Award under this Agreement, the Participant hereby consents to the Company’s use, dissemination and disclosure of any information pertaining to the Participant that the Company determines to be necessary or desirable for the implementation, administration and management of the 2009 Plan.
17.    Governing Law: The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.
18.    Performance RSUs Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2009 Plan and the 2009 Plan’s prospectus. The Performance RSUs and the Common Shares issued upon vesting of such Performance RSUs are subject to the 2009 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2009 Plan, the applicable terms and provisions of the 2009 Plan shall govern and prevail.
19.    Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the Performance RSUs granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before March 29, 2013.

20.    Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
21.    Compliance with Section 409A of the Internal Revenue Code: Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. The Company reserves the right to change the terms of this Agreement and the 2009 Plan without the Participant’s consent to the extent necessary or desirable to comply with the requirements of Code Section 409A. Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the Performance RSUs provided by this Agreement shall not modify the time or form of issuance of the Performance RSUs set forth in this Agreement. In addition, if the Participant is a “specified employee” within the meaning of Code Section 409A, as determined by the Company, any payment made in connection with the Participant’s separation from service shall not be made earlier than six (6) months and one day after the date of such separation from service to the extent required by Code Section 409A.
22.    Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2009 Plan:
(a)    “Adjusted EBIT” means a measure used by the Company’s management to measure performance and is defined as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, and taxes, and further adjusted for other charges and other adjustments as determined by the Company (consistent with the provisions of Section 13(b) of the 2009 Plan to the extent applicable) and as approved by the Committee.
(b)    “Cause” means (i) the Participant's willful failure to perform the Participant's duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant's willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company's business conduct policy, (vi) any material violation of the Company's policies concerning harassment or discrimination, (vii) the Participant's conduct that causes material harm to the business reputation of the Company or its affiliates, or (viii) the Participant's breach of any confidentiality, intellectual property, non-competition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company.
(c)    “Change in Control” of the Company shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:
(i)    any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or
(ii)    a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii)    any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.
(d)    “Disability” has the same meaning as “Disability” in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion, provided that in all events a “Disability” under this Agreement shall constitute a “disability” within the meaning of Treasury Regulation Section 1.409A-3(i)(4).
(e)    “Net Sales” means sales of the Company less sales returns, allowances and discounts.
(f)     “Operating EBITDA” means a measure used by the Company’s management to measure performance and is defined as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for other charges and other adjustments as determined by the Company (consistent with the provisions of Section 13(b) of the 2009 Plan to the extent applicable) and as approved by the Committee.
(g)    “Performance Period” means the period from January 1, 2013 through December 31, 2014.
(h)    “Retirement” of the Participant shall mean a voluntary separation from service on or after the date when the Participant is both {55 years of age and has ten years}1 of service with the Company, as determined by the Company in its discretion based on payroll records. Retirement shall not include voluntary separation from service in which the Company could have terminated the Participant’s employment for Cause.

_________________________
1 For the CEO, replace bracketed language with “60 years of age and has five years”.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Participant has also executed this Agreement in duplicate.

CELANESE CORPORATION

By:
Chairman and Chief Executive Officer

This Agreement has been accepted and agreed to by the undersigned Participant.

PARTICIPANT

By:

Name: <<NAME>>
Employee ID: <<Personnel Number>>
Date:

APPENDIX A
CALCULATION OF THE PERFORMANCE-BASED VESTING

Name of Participant:	<<NAME>>
Grant Date:	<<date>>
	Threshold	Target	Maximum
Performance RSUs subject to the Award:	<<Threshold units>>	<<Target Units>>	<<Max Units>>

Performance-Based Vesting Calculation
The Performance RSUs are subject to adjustment based on the achievement of specified levels of (i) the Company’s Adjusted EBIT during the Performance Period and (ii) under certain circumstances, the Company’s Operating EBITDA and Net Sales during the Performance Period. The number of Performance RSUs determined after such adjustment (and that are subject to the additional vesting requirements of Section 2(b) of the Agreement) are referred to as the “Performance-Adjusted RSUs.” The potential performance-based adjustments are summarized as follows:
A. Calculation of Performance Adjustment based on the Adjusted EBIT Results
The following table outlines the percentage of the Performance PRSUs that may become earned based on Adjusted EBIT performance during the Performance Period.

Adjusted EBIT	Result	Goal Achievement for Performance Period (in Millions)*	Performance Adjustment Percentage
	Below Threshold		0%
	Threshold		34%
	Target		100%
	Stretch		200%

* If (a) the historic financial statements of the Company for period(s) ending prior to the Performance Period are restated or retrospectively recast in connection with a change in accounting principle or method adopted during the Performance Period, or (b) the Company effects a material acquisition or disposition or other extraordinary transaction during the Performance Period, then the Committee shall (i) adjust the Goal Achievement for the Performance Period to give effect to the change in accounting principle or method on a parallel basis or (b) for other events make other appropriate adjustment to preserve the intended levels of Goal Achievement set forth above.

The Performance Adjustment Percentage for the Performance Period shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Stretch. No Performance RSUs will be earned for the Performance Period if Goal Achievement is Below Threshold, except as provided in Section B below.

As an example, for an award of 100 Target Performance RSUs, the number of Performance-Adjusted RSUs for the Performance Period will equal 34 for Goal Achievement at Threshold, 100 for Goal Achievement at Target and 200 for Goal Achievement at or above Stretch.

B.	Alternative Calculation of Performance Adjustment if Threshold Adjusted EBIT is not Achieved
If Adjusted EBIT for the Performance Period is below Threshold, the number of Performance-Adjusted RSUs will equal 34% of the Target number of Performance RSUs if Operating EBITDA for the Performance Period is greater than _____________ of Net Sales for the Performance Period.